Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA PROVIDES 2007 FINANCIAL GUIDANCE
PROJECTS STRONG GROWTH

Toronto, Ontario, January 4, 2007 – SunOpta Inc. (SunOpta or the Company) (NASDAQ – STKL) (TSX – SOY) today announced its financial guidance for the calendar year 2007.

Revenue is expected to be in the range of $740 - $760 million U.S. an increase of approximately 25% over projected 2006 results and prior to any acquisitions. SunOpta intends to continue its current acquisition program which has added $100 - $125 million in annual revenue each year over the last several years.

Net profit per diluted common share, prior to any acquisitions, is expected to be in the range of $0.35 – $0.40 per share in 2007 reflecting continued growth, further leverage in selling, general and administration costs, and improved margins resulting from product mix, cost reduction projects including automation and high plant utilization.

About SunOpta Inc.

SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food, supplements and health and beauty markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; the Opta Minerals Group, a producer, distributor, and recycler of environmentally friendly industrial materials; and the SunOpta BioProcess Group which engineers and markets proprietary steam explosion technology systems for the pulp, bio-fuel and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward-Looking Statements

Certain statements included in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to references to business strategies, competitive strengths, goals, capital expenditure plans, business and operational growth plans and references to the future growth of the business. These forward looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its interpretation of current conditions, historical trends and expected future developments as well as other factors that the Company believes are appropriate in the circumstance. However, whether actual results and developments will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to; general economic, business or market risk conditions; competitive actions by other companies; changes in laws or regulations or policies of local governments, provinces and states as well as the governments of United States and Canada, many of which are beyond the control of the Company. Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:
SunOpta Inc.	Investment Community Inquiries:
Jeremy N. Kendall, Chairman & CEO	Lytham Partners, LLC
Steve Bromley, President & COO	Joe Diaz
John Dietrich, Vice President & CFO	Robert Blum
Susan Wiekenkamp, Information Officer	Joe Dorame
Tel: 905-455-2528, ext 103	Tel: 602-889-9700
susan.wiekenkamp@sunopta.com	diaz@lythampartners.com
Website: www.sunopta.com